Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

PHILADELPHIA, PA, June 16, 2020 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced today an update on second quarter sales trends through May 2020. Axalta had withdrawn its guidance for the full year 2020 in March due to the uncertainty in the outlook for customer demand as a result of the COVID-19 pandemic and committed to offering an intra-quarter update in June.
For April and May, total net sales declined in the aggregate by 48% excluding foreign exchange and divestiture impacts (declined 53% including those impacts) versus the same months in the prior year. The decline versus the prior year in May was slightly less than April, with May sales increasing approximately 15% in total compared to April on a sequential basis, given a notable pickup in net sales partly from the restart of automotive OEM production in mid-May.
Performance Coatings segment net sales declined during April and May by 37% excluding foreign exchange and divestiture impacts (declined 42% including those impacts) compared to the same months in the prior year. Underlying traffic data supporting the Refinish business continued to show improvement into June, with overall U.S. traffic recovering to 75% of pre-COVID-19 seasonally adjusted levels as of early June. Global traffic data is still highly variable but there also appears to be broad based improvement in Western Europe, while Latin America recovery is delayed due to ongoing COVID-19 impacts in the region. At our end customer body shop level, we have seen signs of re-opening, and expect Refinish coatings demand to correlate to the recovery in total miles driven over time.
Transportation Coatings segment net sales declined by 69% for April and May combined, excluding foreign exchange and M&A impacts (declined 73% including those impacts) versus the same months in the prior year. The production rates for global automotive OEMs are showing steady improvement after many of the automotive OEM sites we supply in North America and EMEA resumed production beginning the week of May 18th. Production rates are largely expected to normalize to current demand levels in the coming weeks.
"Our combined April and May net sales were largely in line with the expectation that we noted on our May 6, 2020 first quarter earnings conference call, though automotive OEM plant restarts were slightly delayed versus our expectation at the time," noted Robert W. Bryant, Axalta's President and CEO. "We remain encouraged by the continued economic re-opening and believe this should support ongoing recovery of Axalta's net sales over time. We further expect that net sales in June will show sequential improvement versus April and May." Mr. Bryant concluded, "Throughout this pandemic, we have continued to focus on delivering Axalta's products to meet customer demand, while also ensuring the health and safety of our employees, customers, and communities. We thank all of the Axalta family for remaining committed and supporting our operating goals during this challenging period."
As of the end of May, Axalta remained well capitalized, with total cash and cash equivalents of $620 million and total liquidity of around $1 billion including an undrawn revolver. In June, Axalta completed the sale of $500 million in aggregate principal amount of 4.750% senior unsecured notes due 2027, with proceeds from the offering to be used for general corporate purposes. After giving effect for the proceeds from the new notes, Axalta will have approximately $1.5 billion in liquidity sources from cash on the balance sheet and the undrawn portion of the revolver.

Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including our outlook, which includes net sales growth, currency effects, acquisition or divestment impacts, and the effects of COVID-19 on Axalta’s business and financial results. Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “outlook”, “projects,” “forecasts,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, as well as the recently concluded review of strategic alternatives and the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The extent and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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